As filed with the Securities and Exchange Commission on September 1, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hanmi Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4788120

(I.R.S. Employer Identification No.)

3660 Wilshire Boulevard

Suite PH-A
Los Angeles, California 90010
(213) 382-2200
(Address, including, zip code, and telephone number, including area code, of registrant’s principal executive office)

Jae Whan Yoo

President and Chief Executive Officer
3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010
(213) 382-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lee Meyerson, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit(2)	Offering Price(2)	Registration Fee

Common Stock, par value $0.001 per share	3,947,369	$32.20	$127,105,282	$16,104.24

(1)	Pursuant to Rule 416 under the Securities Act, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock dividend, or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices for the registrant’s common stock as quoted on the Nasdaq National Market System on August 31, 2004.

     Hanmi Financial Corporation hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2004

PROSPECTUS

3,947,369 Shares

Hanmi Financial Corporation

Common Stock

      We issued 3,947,369 shares of our common stock in a private placement in April 2004. Selling stockholders will use this prospectus to resell shares of our common stock issued to them in the private placement.

      We will not receive any of the proceeds from the sale of the shares of common stock by any of the selling stockholders.

      Shares of our common stock are quoted on the Nasdaq National Market System under the trading symbol “HAFC.” The last reported sale price of the shares on August 31, 2004 was $32.08 per share.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

       These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

      Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2004

ABOUT THIS PROSPECTUS

      This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, any selling stockholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. A prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information to which we refer you as described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

          NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HANMI FINANCIAL CORPORATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HANMI FINANCIAL CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.

i

PROSPECTUS SUMMARY

      This summary provides a brief overview of Hanmi Financial Corporation. In this prospectus, “Hanmi,” “we,” “us,” and “our” refer to Hanmi Financial Corporation and its consolidated subsidiaries unless otherwise expressly stated or where the context otherwise requires. For more complete information on Hanmi and our consolidated financial statements, and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read this prospectus, the relevant prospectus supplement, if any, and the documents referred to in “Where You Can Find More Information.”

Hanmi Financial Corporation

      Hanmi is a Delaware corporation incorporated on March 14, 2000 pursuant to a Plan of Reorganization and Agreement of Merger to be the holding company for Hanmi Bank, and became the holding company for Hanmi Bank in June 2000. Hanmi Bank, the sole subsidiary of Hanmi, was incorporated under the laws of the State of California on August 24, 1981, and was licensed by the California Department of Financial Institutions on December 15, 1982. Effective April 30, 2004, Pacific Union Bank, a California banking corporation (“PUB”), merged with and into Hanmi Bank.

      Hanmi Bank is a community bank conducting general business banking with its primary market encompassing the multi-ethnic population of the Los Angeles, Orange, San Diego, Santa Clara and San Francisco counties. Hanmi Bank’s full-service offices are located in business areas where many of the businesses are run by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of these communities. Hanmi Bank currently has 27 full-service branches.

      Hanmi Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits, and the Bank is a member of the Federal Reserve System. Hanmi Bank is subject to examination and regulation by the Board of Governors of the Federal Reserve System, which is Hanmi Bank’s primary federal regulator, the Federal Deposit Insurance Corporation, or FDIC, and the California Department of Financial Institutions, which is Hanmi Bank’s chartering authority and its primary state regulator.

      Our principal executive offices are located at 3660 Wilshire Boulevard, Suite PH-A, Los Angeles, California, 90010, and our telephone number is (213) 382-2200. Our Web site is www.hanmifinancial.com. None of the information on or hyperlinked from our website is part of this prospectus.

The Offering

Issuer	Hanmi Financial Corporation

Seller	One or more selling stockholders; for more information, see “Selling Stockholders.” We are not selling any of the shares of common stock.

Common Stock Offered	3,947,369 shares

Use of Proceeds	We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered under this prospectus. See “Use of Proceeds.”

Nasdaq National Market System Symbol for our Common Stock	Our common stock is quoted on Nasdaq National Market System under the symbol “HAFC.”

Risk Factors

      You should read the “Risk Factors” section to understand the risks associated with an investment in the common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This document contains forward-looking statements about Hanmi that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. Representatives of Hanmi may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should” and similar expressions, or the negative of those expressions, are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi.

      Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking information and statements include, but are not limited to:

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which we conduct business, or conditions in securities markets or the banking industry;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services; and

•	those discussed and identified elsewhere in this document, including under the heading “Risk Factors”, and in other public filings with the Securities and Exchange Commission made by Hanmi.

      You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to Hanmi or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Hanmi does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of unanticipated events.

RISK FACTORS

      In addition to the other information in this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Information,” you should consider the matters described below before deciding whether to invest in our common stock.

We may fail to realize the anticipated benefits of our acquisition of PUB.

      The success of our acquisition of PUB will depend on, among other things, our ability to realize anticipated cost savings and revenue enhancements and to combine the businesses of our subsidiary bank and PUB in a manner that permits growth opportunities to occur and that does not materially disrupt existing customer relationships or result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

      It is possible that the integration process could result in the loss of key employees, the disruption of our ongoing businesses, diversion of management time on merger-related issues, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationship with customers and employees or to achieve the anticipated benefits of the merger.

Deterioration of economic conditions in Southern California could adversely affect our loan portfolio and reduce the demand for our services.

      Our business is focused in Southern California, primarily in the greater Los Angeles and Orange County areas. The Los Angeles area has experienced a downturn in economic activity in line with the slowdown in California during 2003. Economic activity slowed significantly immediately following the September 11, 2001 terrorist attacks. Unemployment levels have increased since mid 2001, especially in Los Angeles and Orange County, which is the geographic center and base of our deposit and lending activity. In the early 1990s, the California economy experienced an economic recession that increased the level of delinquencies and losses for us and many of the state’s other financial institutions. Another recession could occur. An economic slow-down in Southern California could have the following consequences, any of which could reduce our net income:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	claims and lawsuits may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of our existing loans.

We could be negatively impacted by a downturn in economic conditions in Asia.

      Even though most of our trade finance activities are related to trade with Asia, all of our loans are made to companies domiciled in the United States. Some of our loans are made to companies that are subsidiaries of companies domiciled in Korea and, often, the repayment of these loans is guaranteed by or dependent upon the Korean parent company. Consequently, we may have exposure to economic conditions in Asia. Adverse economic and political conditions in Asia, including currency devaluation, crises in leadership succession, or military conflict, may increase our exposure to economic and transfer risk. Transfer risk may increase because of an entity’s inability to obtain the foreign exchange needed to meet its obligations or to provide liquidity. Although our operations have not been adversely affected by the fiscal crisis in Asia which began in 1998, we cannot assure you that in this crisis or in a similar crisis our financial condition and results of operations would not be negatively impacted.

      PUB has historically had exposure to the economy of South Korea with respect to certain of its loans and credit transactions. Such exposure has consisted of (1) extensions of credit to banks in South Korea in the form of letters of credit discount transactions; (2) loans to borrowers in the U.S. secured by stand-by letters of credit issued by banks in South Korea; and (3) loans to U.S. affiliates or subsidiaries of companies in South Korea.

      South Korea’s economy is currently recovering from the same fiscal crisis affecting most of Asia which began in 1998. In addition to the three types of credit extensions described above, PUB historically issued performance letters of credit on behalf of certain large, internationally-known Korean companies in connection with such companies’ transactions in the U.S. PUB did not experience any losses with respect to such letters of credit over the past six years. Notwithstanding the former PUB’s efforts to minimize its exposure to downturns in the Korean economy with respect to the above-described credit extensions, there can be no assurance that the efforts will be successful, and another significant downturn in the Korean economy could result in significant credit losses for us.

      In addition to credit risks, because our customer base is largely Korean-American, our deposit base could significantly decrease as a result of a deterioration of the Korean economy. We believe that this may result because some of our customers may need funds for their local businesses which may be affected by the Korean economy, or may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates and/or to help their relatives or affiliated companies in South Korea during downturns in the Korean economy. A significant decrease in the company’s deposits could also have a material adverse effect on our financial condition and results of operations.

Borrowers’ inability to pay their commercial real estate loans may have a material impact on us.

      Approximately $554.9 million or 63.7% of PUB’s loan portfolio at March 31, 2004 and $769.0 million or 59.2% of Hanmi Bank’s loan portfolio at March 31, 2004 was concentrated in commercial real estate loans. Although commercial real estate loans generally provide for higher interest rates and shorter terms than single family residential loans, such loans generally involve a higher degree of risk, as the ability of borrowers to repay these loans is often dependent upon the profitability of the borrowers’ businesses. An increase in the percentage of nonperforming assets in our commercial real estate, commercial and industrial loan portfolio may have a material impact on our financial condition and results of operations.

We have specific risks associated with Small Business Administration, or SBA loans.

      We have generally sold the guaranteed portion of SBA loans in the secondary market. There can be no assurance that we will be able to continue originating these loans, or that a secondary market will exist for, or that we will continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans. The federal government presently guarantees 75% to 85% of the principal amount of each qualifying SBA loan. There can be no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that we will retain our preferred lender status, which, subject to certain limitations, allows us to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA, or that if we do, the federal government will not reduce the amount of such loans which can be made by us.

      We believe that our SBA loan portfolio does not involve more than a normal risk of collection. However, since we have sold the guaranteed portion of substantially all of our SBA loan portfolio, we incur a pro rata credit risk on the nonguaranteed portion of the SBA loans since we share pro rata with the SBA in any recoveries. In the event of default on an SBA loan, our pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to our SBA loans or it may seek the recovery of damages from us.

We are exposed to the risks of natural disasters.

      A major earthquake could result in material loss to us. Our operations are concentrated in Southern California, especially the greater Los Angeles and Orange County areas. A significant percentage of our loans is secured by real estate. California is prone to earthquakes, fires, flooding and other natural disasters. We have a disaster-recovery plan with offsite data processing resources located in New Jersey. However, our properties, and most of the real and personal property securing loans in our portfolio, are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we will be vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

Provisions in our charter documents could delay or prevent changes in control.

      These provisions could make it more difficult for another company to acquire us, which could reduce the market price of our common stock and the price that you receive if you sell your shares in the future. These provisions include the following:

•	a provision requiring a two-thirds vote when stockholders approve certain amendments to our charter and bylaws;

•	a requirement that stockholders give advance notice of matters to be raised at a meeting of stockholders;

•	a requirement that certain acquisition transactions not approved by our board of directors receive the approval of two-thirds of the outstanding shares;

•	staggered terms of office for members of the board of directors;

•	a requirement that only the board of directors or chairman of the board or the president may call a special stockholders meeting; and

•	a provision that requires that stockholder action be taken only at an annual or special meeting and not by written consent in lieu of a meeting.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock being offered by the prospectus.

REGISTRATION RIGHTS

      We have entered into a registration rights agreement with the holders of the common stock covered by this prospectus.

      When we file the shelf registration statement (of which this prospectus is a part), we will:

•	provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has become effective;

•	notify each such holder of the commencement of any suspension period (as described below); and

•	take certain other actions as are required to permit unrestricted resales of the common stock.

      Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales of common stock pursuant to the shelf registration statement; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

      Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days.

      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus, in our good faith judgment, contains a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of such event at such time would have a material adverse effect on the business of us and our subsidiaries taken as a whole.

      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 75 days; provided, however, the suspension period cannot exceed an aggregate of 90 days in any 360-day period.

DESCRIPTION OF CAPITAL STOCK

      In this section, we describe the material features and rights of our capital stock. This summary is qualified in its entirety by reference to applicable Delaware law, our certificate of incorporation, and our bylaws, as described below. See “Where You Can Find Additional Information”.

General

      We are currently authorized to issue 200,000,000 shares of common stock having a par value of $0.001 per share and 10,000,000 shares of preferred stock having a par value of $0.001 per share. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

      As of June 30, 2004, there were 24,438,017 shares of our common stock outstanding and 1,016,766 shares of our common stock reserved for issuance pursuant to our stock option plans.

Common Stock

      Distributions. Subject to certain regulatory restrictions, we can pay dividends out of statutory surplus or from certain net profits if, as and when declared by our board of directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

      We are a holding company, and our primary source for the payment of dividends on our common stock is dividends we receive from our direct, wholly owned subsidiary, Hanmi Bank. The payment of dividends by Hanmi Bank is subject to limitations that are imposed by law and applicable regulation.

      Voting Rights. The holders of our common stock possess exclusive voting rights in Hanmi. They elect our board of directors and act on such other matters as are required to be presented to them under Delaware law or our certificate of incorporation or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Certain matters require a two-thirds stockholders vote.

      Liquidation. In the event of any liquidation, dissolution or winding up of Hanmi Bank, Hanmi as holder of Hanmi Bank’s capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Hanmi Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to certain depositors of Hanmi Bank, all assets of Hanmi Bank available for distribution. In the event of liquidation, dissolution or winding up of Hanmi, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of Hanmi available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

      Restrictions on Common Stock in connection with the trust preferred offering. Under the terms of the debt instruments issued in connection with our trust preferred financings, we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under any such debt instrument has occurred and is continuing or (2) if we give notice of our election to begin an extension period whereby we defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods and have not rescinded such notice, or such an extension period, or any extension thereof, shall be continuing.

Preferred Stock

      We may issue shares of preferred stock with such designations, powers, preferences and rights as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of our common stock and may assist management in impeding an unsolicited takeover or attempted change in control.

SELLING STOCKHOLDERS

      The shares of common stock covered by this prospectus were originally issued and sold by us in a private placement to accredited investors which was consummated in April 2004. We used the proceeds from the private placement to fund a portion of the purchase price we paid for the acquisition of PUB. As part of the private placement, we entered into a registration rights agreement pursuant to which we agreed, among other things, to prepare and file the shelf registration statement of which this prospectus is a part.

      The selling stockholders listed below may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed opposite their names below. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees and donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, provided those interests still are “transfer restricted securities” as defined in the registration rights agreement.

      The table below sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder listed below may offer pursuant to this prospectus. Only those selling stockholders listed below or their assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, or the selling stockholders pledgees or donees may offer and sell the common stock pursuant to this prospectus. Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. In addition, except as set forth below, to the best of our knowledge, none of the selling stockholders beneficially owns any shares of our common stock.

      We have prepared the table below based on information the selling stockholders have provided to us. However, the selling stockholders may offer for sale pursuant to this prospectus from time to time any or all of the common stock listed below. Accordingly, no estimate can be given as to the shares of common stock that the selling stockholders will hold upon consummation of any such sales. In addition, the selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented.

      Information about the selling stockholders may change over time. Changes in information may be set forth in prospectus supplements.

	Number of Shares	Percentage of
	of Common Stock	Common Stock
Name	That May Be Sold	Outstanding

Aramus Portfolio Ltd.(1)	39,800	*
William F. Bahl	22,500	*
Banc Fund V L.P.(2)	118,421	*
Banc Fund VI L.P.(3)	118,421	*
Banzai Offshore Fund Ltd.(4)	39,604	*
Banzai Partners LP(4)	36,290	*
Bay Pond Investors (Bermuda) L.P.(5)	47,000	*
Bay Pond Partners, L.P.(5)	177,000	*
Canyon Value Realization Fund, LP(6)	11,000	*

	Number of Shares	Percentage of
	of Common Stock	Common Stock
Name	That May Be Sold	Outstanding

Benjamin Diesbach	10,000	*
Financial Stocks Capital Partners II L.P.(7)	251,579	1.03%
Financial Stocks Capital Partners III L.P.(8)	278,421	1.14%
First Financial Fund, Inc.	198,316	*
Franklin Mutual Beacon Fund(9)	372,582	1.52%
Franklin Mutual Recovery Fund(9)	56,715	*
Vere W. Gaynor	22,500	*
Ki Tae Hong and Jung Y. Hong, community property(10)	52,632	*
Peter H. Huizenga	52,632	*
Lawrence Offshore Partners, LLC(11)	22,000	*
Lawrence Partners, LP(11)	20,000	*
Joon H. Lee(12)	98,947	*
Lorraine Lee(13)	20,000	*
Richard B.C. Lee(14)	128,211	*
Mutual Beacon Fund (Canada)(15)	94,404	*
Mutual Financial Services Fund(15)	511,576	2.09%
Mutual Recovery Fund LTD.(15)	17,354	*
Peter C. Cook, Ttee, Peter C. Cook Trust, MOD/ AMD 11/26/96 & Succ Ttee(16)	52,632	*
Points West International Investments Ltd.(17)	59,580	*
Joseph K. Rho and Stella A. Rho, in joint tenancy(18)	98,947	*
J. David Rosenberg	142,200	*
The Betsey Huizenga Trust(19)	6,579	*
The Greta Huizenga Family Trust(19)	6,579	*
The Peter H. Huizenga, Jr. Trust(19)	6,579	*
The Timothy D. Huizenga Trust(19)	6,579	*
Third Point Offshore Fund Ltd.(20)	436,700	1.79%
Third Point Partners LP(20)	217,300	*
Wolf Creek Investors (Bermuda) L.P.(21)	38,600	*
Wolf Creek Partners, L.P.(22)	25,600	*
Won R. Yoon(23)	31,589	*
Total	3,947,369	16.15%

*	Less Than 1%

(1)	Wellington Management Company, LLP as investment advisor registered under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) has shared voting and/or investment power over these securities with the selling stockholder. The selling stockholder owns 4,635 shares of our common stock that is not being registered hereby.

(2)	The selling stockholder owns 33,324 shares of our common stock that is not being registered hereby.

(3)	The selling stockholder owns 33,859 shares of our common stock that is not being registered hereby.

(4)	Daniel S. Loeb has voting and/or investment power over these securities.

(5)	Wellington Management Company, LLP as investment advisor registered under the Investment Advisers Act has shared voting and/or investment power over these securities with the selling stockholder.

(6)	Lawrence Garshofsky has voting and/or investment power over these securities.

(7)	Steven N. Stein, Chairman and CEO of Financial Stocks, Inc. and John M. Stein, President of Financial Stocks, Inc. have voting and/or investment power over these securities. Financial Stocks, Inc. is the sole general partner of Financial Stocks Capital Partners II L.P. Affiliates of Financial Stocks, Inc. acquired trust preferred securities issued by Hanmi Capital Trust I, Hanmi Capital Trust II and Hanmi Capital Trust III. A portion of these securities were or will be securitized in transactions in which an affiliate of Financial Stocks, Inc. serves as collateral manager.

(8)	Steven N. Stein, Chairman and CEO of Finstocks Capital Management, LLC and John M. Stein, President of Finstocks Capital Management, LLC. have voting and/or investment power over these securities. Finstocks Capital Management, LLC. is the sole general partner of Financial Stocks Capital Partners III L.P. Affiliates of Finstocks Capital Management, LLC acquired trust preferred securities issued by Hanmi Capital Trust I, Hanmi Capital Trust II and Hanmi Capital Trust III. A portion of these securities were or will be securitized in transactions in which an affiliate of Finstocks Capital Management, LLC. serves as collateral manager.

(9)	Franklin Mutual Advisers, LLC has voting and investment power over these securities pursuant to an advisory contract with the selling stockholder. David Winters is the Chief Investment Officer of Franklin Mutual Advisers, LLC. Franklin Mutual Advisers, LLC disclaims beneficial ownership of the securities.

(10)	Mr. Hong is a member of the board of directors of our subsidiary Hanmi Bank. The selling stockholders owns 194,859 shares of our common stock that is not being registered hereby.

(11)	Lawrence Garshofsky has voting and/or investment power over these securities.

(12)	Mr. Lee is a member of our board of directors. The selling stockholder owns 489,891 shares of our common stock that is not being registered hereby.

(13)	The selling stockholder is the sister of one of the members of our board of directors.

(14)	Mr. Lee is a member of our board of directors. The selling stockholder owns 435,449 shares of our common stock that is not being registered hereby.

(15)	Franklin Mutual Advisers, LLC has voting and investment power over these securities pursuant to an advisory contract with the selling stockholder. David Winters is the Chief Investment Officer of Franklin Mutual Advisers, LLC. Franklin Mutual Advisers, LLC disclaims beneficial ownership of the securities.

(16)	Peter C. Cook has voting and/or investment power over these securities.

(17)	Daniel S. Loeb has voting and/or investment power over these securities.

(18)	Mr. Rho is a member of our board of directors. The selling stockholders owns 194,859 shares of our common stock that is not being registered hereby.

(19)	Peter H. Huizenga has voting and/or investment power over these securities.

(20)	Daniel S. Loeb has voting and/or investment power over these securities.

(21)	Wellington Management Company, LLP as investment advisor registered under the Investment Advisers Act has shared voting and/or investment power over these securities with the selling stockholder. The selling stockholder owns 417 shares of our common stock that is not being registered hereby.

(22)	Wellington Management Company, LLP as investment advisor registered under the Investment Advisers Act has shared voting and/or investment power over these securities with the selling stockholder. The selling stockholder owns 619 shares of our common stock that is not being registered hereby.

(23)	The selling stockholder is a member of our board of directors. The selling stockholder owns 783,485 shares of our common stock that is not being registered hereby.

      Selling stockholders that are also broker-dealers may be deemed to be “underwriters” within the meaning of that term under the Securities Act. We have been advised that none of the selling stockholders identified herein are broker-dealers or affiliates of broker-dealers.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS

      The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

      A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

      If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

      Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

      A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

      Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

      Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

      A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock covered by this prospectus.

      We will not receive any of the proceeds from the selling stockholders’ offers of the shares of common stock. The selling stockholders have advised us that the selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares of common stock for whom they may act as agent.

      The shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.

      The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including The Nasdaq National Market;

•	in the over-the counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, forward contracts or similar derivative instruments.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The selling stockholders may also sell the shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell the shares of common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholders. Selling stockholders may not sell any, or may not sell all, of the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      Some or all of the common stock covered by this prospectus may be sold to or through an agent, broker-dealer or underwriter. Any shares sold in that manner will be acquired by the agent, broker-dealer and underwriter for its own account and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered to the public through underwriting syndicates presented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times. Some of the agents, broker-dealers or underwriters and their associates may be customers of, engage in transactions with and perform services for us or the selling stockholders in the ordinary course of business. To the extent required, the specific number of shares of common stock to be sold, purchase price, public offering price, the names of any agent, broker-dealer or underwriter, and any applicable commission or discount and other terms constituting compensation from the selling stockholders and any other required information with respect to a particular offering will be set forth in an accompanying prospectus supplement or a post-effective amendment. To the extent required, this prospectus may be amended and supplemented from time to time or a post-effective amendment may be filed to describe a specific plan of distribution.

      The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions.

      The common stock covered by this prospectus was issued and sold in April 2004 in transactions exempt from the registration requirements of the Securities Act. We have agreed to indemnify each selling stockholder and their respective directors, officers, partners, employees and each person, if any, who controls such selling stockholder within the meaning of the Securities Act, and each selling stockholder has agreed to indemnify us, our directors, our officers, our employees and each person, if any, who controls Hanmi within the meaning of the Securities Act, against specified liabilities arising under the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

      We are required by the registration rights agreement to use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest of:

•	one year following the date of effectiveness of the registration statement;

•	the date when the holders of the common stock subject to the Registration Rights Agreement are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act;

•	the date when all of the common stock subject to the registration rights agreement ceases to be outstanding; or

•	the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

      Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions (see “Registration Rights”, above). In these cases, we may prohibit offers and sales of shares of common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

      The validity of the common stock offered hereunder has been passed upon for us by Simpson Thacher & Bartlett LLP.

EXPERTS

      The consolidated financial statements of Hanmi as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in Hanmi’s 2003 Annual Report on Form 10-K incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of PUB as of December 31, 2003 and 2001, and for each of the years ended December 31, 2003 and 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in PUB’s 2003 Annual Report on Form 10-K, incorporated herein by reference to Hanmi’s current report on Form 8-K/A filed July 26, 2004 and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of PUB as of December 31, 2002, and the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, appearing in PUB’s 2003 Annual Report on Form 10-K incorporated herein by reference to Hanmi’s current report on Form 8-K/A filed July 26, 2004 and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public over the Internet at a World Wide Web site maintained by the SEC at http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information shown in the registration statement. For further information with respect to us and the securities offered by this prospectus, you should read the registration statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC, at the address shown above, or through the SEC’s Web site.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in listed documents and future filings that is deemed not to be filed) until the termination of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Current Reports on Form 8-K filed on January 9, 2004, January 27, 2004, January 30, 2004, March 10, 2004, April 22, 2004, April 28, 2004 and May 3, 2004, and on Form 8-K/A, filed on July 14, 2004 and July 26, 2004;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

•	the description of our common stock which is contained in our Registration Statement on Form 8-A (No. 000-30421) filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these incorporated filings without charge by writing or telephoning:

Hanmi Financial Corporation

3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010
(213) 382-2200
Attention: Lisa K. Pai

3,947,369 Shares

Hanmi Financial Corporation

Common Stock

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The Registrant is paying all of the selling stockholders’ expenses related to this offering, except the selling stockholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by registrant in connection with this registration statement and the distribution of the shares of common stock registered hereby.

Securities and Exchange Commission registration fee	$14,208.75
Transfer agent’s fees and expenses	$1,150
Legal fees and expenses	$40,000
Accounting fees and expenses	$3,000
Printing expenses and miscellaneous expenses	$10,000
Total	$68,358.75

      All of the above items except the registration fee are estimated.

Item 15.	Indemnification of Directors and Officers

      The certificate of incorporation of Hanmi Financial Corporation the liability of Hanmi Financial Corporation’s directors for monetary damages arising from a breach of their fiduciary duties to Hanmi Financial Corporation and its stockholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Hanmi Financial Corporation’s certificate of incorporation provides that Hanmi Financial Corporation shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The bylaws of Hanmi Financial Corporation require Hanmi Financial Corporation to indemnify its directors and officers and such provisions require Hanmi Financial Corporation, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of Hanmi Financial Corporation and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors’ and officers’ insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of Hanmi Financial Corporation, threatened which may result in a claim for indemnification by any director, officer, employee or agent of Hanmi Financial Corporation.

      The registration rights agreement with respect to the offering of securities registered hereunder provides in certain instances, for indemnification of Hanmi Financial Corporation and its officers and directors by the holders of the securities registered hereunder, against certain liabilities including liabilities under the Securities Act of 1933.

Item 16.	Exhibits

      (a) Exhibits

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Hanmi Financial Corporation’s registration statement on Form S-4 (No. 333-32770) filed on March 20, 2000).
3.2	Certificate of Second Amendment of Certificate of Incorporation.
3.3	Bylaws of Hanmi Financial Corporation (incorporated by reference to Exhibit 3.2 filed as part of the Registration Statement on Forms S-4 (No. 333-32770) filed on March 20, 2000).
4.3	Registration Rights Agreement among Hanmi Financial Corporation and the purchasers named on the signature page thereto dated as of April 30, 2004.
5.1	Opinion and Consent of Simpson Thacher & Bartlett LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 above).
24	A power of attorney is set forth on the signature page of the Registration Statement.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes as follows:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however. That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, trustee or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 1, 2004.

HANMI FINANCIAL CORPORATION

By:	/s/ JAE WHAN YOO

Jae Whan Yoo
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Jae Whan Yoo and Michael J. Winiarski his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAE WHAN YOO Jae Whan Yoo	President and Chief Executive Officer (Principal Executive Officer)	September 1, 2004

/s/ MICHAEL J. WINIARSKI Michael J. Winiarski	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2004

Ung Kyun Ahn	Director

Richard B.C. Lee	Director

/s/ JOSEPH K. RHO Joseph K. Rho	Director	September 1, 2004

Signature	Title	Date

I Joon Ahn	Director

/s/ JOON H. LEE Joon H. Lee	Director	September 1, 2004

/s/ STUART S. AHN Stuart S. Ahn	Director	September 1, 2004

/s/ CHANG KYU PARK Chang Kyu Park	Director	September 1, 2004

/s/ M. CHRISTIAN MITCHELL M. Christian Mitchell	Director	September 1, 2004

Won R. Yoon	Director

William J. Ruh	Director

/s/ KRAIG A. KUPIEC Kraig A. Kupiec	Director	September 1, 2004

INDEX TO EXHIBITS

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Hanmi Financial Corporation’s registration statement on Form S-4 (No. 333-32770) filed on March 20, 2000).
3.2	Certificate of Second Amendment of Certificate of Incorporation.
3.3	Bylaws of Hanmi Financial Corporation (incorporated by reference to Exhibit 3.2 filed as part of the Registration Statement on Forms S-4 (No. 333-32770) filed on March 20, 2000).
4.3	Registration Rights Agreement among Hanmi Financial Corporation and the purchasers named on the signature page thereto dated as of April 30, 2004.
5.1	Opinion and Consent of Simpson Thacher & Bartlett LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 above).
24	A power of attorney is set forth on the signature page of the Registration Statement.